                                                                    EXHIBIT 99.1



                                        JDA SOFTWARE INVESTOR RELATIONS CONTACT:
  JDA SOFTWARE GROUP, INC.          Kristen L. Magnuson, Chief Financial Officer
                                                   Phone: (602) 404-5500; Email:
                                                           kris.magnuson@jda.com
  NEWS RELEASE
                                          JDA SOFTWARE PUBLIC RELATIONS CONTACT:
                                     Maureen N. Tuskai, Marketing Communications
                                                                         Manager
                                                  Phone: (602) 308-3233;  Email:
                                                          maureen.tuskai@jda.com


         JDA SOFTWARE PROMOTES BRENT LIPPMAN TO CHIEF EXECUTIVE OFFICER Co-Founders Armstrong and Pakis Transition to Co-Chairmen of JDA's Board

PHOENIX, ARIZONA - OCTOBER 24, 1997 - JDA SOFTWARE GROUP, INC. (NASDAQ: JDAS) and its Board of Directors today announced the promotion of Brent W. Lippman, the Company's former Chief Operating Officer, to Chief Executive Officer. JDA co-founders, JAMES D. ARMSTRONG, FORMERLY CEO, and FREDERICK M. PAKIS, FORMERLY PRESIDENT, will serve in the newly created positions of co-chairmen of JDA's Board of Directors effective immediately. As CEO, Lippman was also named to the Board of Directors.

         Lippman, an eight-year JDA veteran, was promoted to vice president in 1991, to senior vice president in 1996 and later to Chief Operating Officer. In this role, he has had direct responsibility for all company operations including product development, consulting services, sales and marketing, and administration. Prior to joining JDA, Lippman, 40, gained a comprehensive retail technology background with positions in software development, client support and product management.

         Armstrong, 46, and Pakis, 44, co-founded JDA in December 1985, and have shared executive management responsibilities since its inception. As co-chairmen, they will intensify their activities in the areas of strategic planning, alliance and technology initiatives; as well as mergers and acquisitions, and global opportunities for expansion.

         Pakis said, "We have all worked hard to design a management structure that can leverage the opportunities resulting from the rapid changes occurring in our industry. We will, acting as a team, focus on our individual strengths to continue to maximize shareholder value."

         Armstrong added, "With Brent as CEO and Fred and I in our new roles, we plan to continue the momentum that has resulted in the Company's tremendous growth and record-breaking performance over the past six quarters."

ABOUT JDA SOFTWARE

         JDA(R) Software Group, Inc. (NASDAQ: JDAS) is an international provider of integrated retail systems and professional services designed to Optimize the Retail Enterprise from the corporate level with merchandising, financials, and data warehouse systems; to the distribution level with warehouse management and logistics systems; and finally to the store level with point-of-sale and back-office

Add 1
Lippman Promoted to CEO

applications. Founded in 1985, JDA employs over 620 associates and has licensed its products to more than 300 retailers worldwide. With headquarters in Phoenix, Arizona, the company has operations in major cities throughout the United States as well as international offices in Canada, UK, Germany, Mexico, Chile, Singapore, and Australia. For more information, refer to JDA's Web site at http://www.jda.com.



JDA Software Group, Inc.
11811 N. Tatum Blvd., Suite 2000
Phoenix, AZ 85028-1600